IDS Life of New York Variable Retirement and Combination Retirement Annuity Registration No. 2-78194/811-3500

EXHIBIT INDEX

Exhibit  9:    Opinion of Counsel

Exhibit 10:    Consent of Independent Auditors.

Exhibit 11:    Financial Statement Schedules and Report of
               Independent Auditors.

Exhibit 14:    Financial Data Schedules.

Exhibit 15: Power of attorney to sign Amendments to this Registration Statement, dated March 26, 1997.